Exhibit 10.38
Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****] © 2007 Arbitron Inc. /s/ MG/GS KPER-UNI 8/07 #43147 Initials here Master Station License Agreement to Receive and Use Arbitron Radio Audience Estimates Date of Proposal: November 18, 2010 THIS AGREEMENT is between Arbitron Inc., a Delaware corporation (“Arbitron”), and the undersigned radio broadcaster (“Station”), a Nevada corporation. Arbitron hereby grants to Station, for the radio station(s) listed below, a limited license or, in the case of certain programs licensed to Arbitron, a sublicense, to receive and use the Arbitron audience estimates and data (“Arbitron Data” or “Data”) contained in Arbitron’s reports for surveys designated on Agreement Attachments for the geographic area (“Market”) provided hereunder (“Reports”) and/or the computer software programs (“Systems”) designated on Agreement Attachments, collectively such Data and/or Reports and/or Systems to be referred to as “Services.” Such Services shall be designated on the Agreement Attachments, which Attachments are hereby incorporated by reference as if fully set forth herein. It is further agreed by the parties hereto that this license and Agreement shall be effective and applicable to any Services that are later licensed by Station pursuant to Section 15(e) of this Agreement and/or pursuant to any additional Agreement Attachment executed by the parties hereto. Arbitron may furnish such Services to Station in printed, electronic or other form, at Arbitron’s option, either directly or through authorized third parties, but title thereto shall remain with Arbitron at all times. 1. Services Provided; Term: This Agreement will become effective when countersigned by Arbitron’s Contract Manager. The Term of this license and Agreement shall begin on *See “Schedule A” and run concurrently with each Agreement Attachment executed by the parties hereto until the expiration date set forth on such Agreement Attachment or until *See “Schedule A” whichever date occurs first. The Term for each Service provided is set forth in each such Agreement Attachment This Agreement will continue without regard to Station’s ownership of the radio station(s) licensed hereunder absent a valid Assignment pursuant to Section 11 of this Agreement. Broadcaster (“Station”): Clear Channel Communications, Inc. For use only by radio station(s): *See “Schedule A” Attachment Arbitron Radio Geographic Area (“Market”): *See “Schedule A” Attachment Number of surveys currently provided during first Termyear: 0 . Reports currently licensed hereunder: Spring Fall Winter Summer First Report: *See “Schedule A” Attachment All representations in this Section regarding number of surveys and Report titles are subject to qualifications set forth in Section 6(a) herein. 2. Annual Rate: A License Charge in the form of a Net Annual Rate for each year of the Term, which may be subject to adjustments and discounts pursuant to Sections 3, 4, 6, and 11 of this Agreement, shall be paid by Station with the first of * payments (the “Periodic Charge” or “Charge”) due on * . The Gross Annual Rate for the first Termyear is $*See Sched A . For each succeeding Term year, the Gross Annual Rate shall be the Gross Annual Rate for the previous Termyear increased by a factor of * percent. Any applicable discounts or other adjustments willbe applied thereafter to the Gross Annual Rate so derived. 3. Discounts for the Radio Market Report: (a) Continuous Service Discount: A discount of ten percent (10%) in calculating the Periodic Charge applicable to the Radio Market Report only shall be allowed for each month in excess of twelve (12) consecutive months that Station is continuously licensed to use the Arbitron Radio Market Report for this Market, provided that such discount shall no longer apply if Station fails to sign and return this Agreement to Arbitron within forty-five (45) days after the termination of a prior Arbitron radio listening estimates license agreement. (b) Group Discount: If Station owns two or more radio stations located in different markets and such radio stations are under common ownership as defined by Arbitron, Station may be entitled to a Group Discount based on the number of subscribing radio stations owned at the time this Agreement is executed, which discount may vary and be adjusted during the Term of this Agreement in accordance with Arbitron’s Group Discount Schedule should the number of subscribing commonly owned radio stations change. (c) Long-TermDiscount: Adiscount of [*****] in months 1-12, [*****] in months 13-24, [*****] in months 25-36, [*****] in months 37-48, [*****] in months 49-60. shall be allowed in calculating the Net Annual Rate charged during the applicable months. 4. Periodic Charge; Taxes: The Periodic Charge, due and payable by Station on the first day of each billing period, shall be: (a) the Gross Annual Rate plus any adjustments; (b) less any applicable Continuous Service Discount; (c) less, from the amount thereby derived, any applicable Group Discount; (d) less, from the amount thereby derived, any applicable Long-Term Discount; (e) with such amount prorated equally between the number of payments for the Termyear. In addition to and together with the above payments, Station shall pay to Arbitron any sales, excise, gross-receipts, service, use or other taxes, however designated, now or hereafter imposed upon or required to be collected by Arbitron by any authority having jurisdiction over the Market being surveyed or over any location to which Station directs Arbitron to deliver Data, or by any other taxing jurisdiction. 5. Late Payment Charge and Right to Suspend Report Delivery or Terminate License: (a) A late payment charge of one and one-half percent (1.5%) per month will be charged on all Periodic Charges, as adjusted, which are not paid within 60 days after due hereunder, but in no event will the applicable per-month late payment charge exceed one-twelfth of the maximum annual percentage allowed to be charged by applicable state usury law. Any failure to impose a late payment charge shall not prejudice Arbitron’s right to do so should the default continue or should a subsequent payment not be made when due. (b) In the event Station is in default in its payment obligations hereunder, and in addition to Arbitron’s right to impose a late payment charge, Arbitron may, with respect to this Agreement and/or any other agreement for Station’s use of services licensed by Arbitron in this Market or an adjacent market, and without terminating, breaching or committing a default under this Agreement or such other agreements: (i) accelerate or modify in any way the payment schedule of Periodic Charges for the duration of this Agreement or such other agreement(s) to © 2007 Arbiton Inc. ARBITRON /s/MG/GS KPER-UNI 8/07 #43147 Initials here

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****] /s/ MG/GS KPER-UNI 8/07 #43147 2 Initials here a number of installments to be determined by Arbitron in its discretion; and/or (ii) suspend delivery to Station of any Data or Report(s), in any form, which are due until such time as Station is current in its payments of all sums due; and/or (iii) send Station written notice that Station’s license hereunder is suspended, in which case Station further expressly agrees that it thereafter shall not use Data and/or Reports previously received by Station until such time as Station becomes current in its payments of all sums due for services licensed by Arbitron. Acceleration or other modification of the payment schedule by Arbitron under this provision shall not be deemed or considered a penalty but rather represents a good faith effort to quantify as of the time of the execution of this Agreement the harm that would be sustained by Arbitron in the event Station defaults on its payment obligations hereunder. (c) In the event Station is in default in its payment obligations under this Agreement or under any other agreement for Station’s use of services licensed by Arbitron in this Market or an adjacent market, then Arbitron may exercise any or all of its rights set forth in Section 5(b) of this Section 5 with respect to any such agreement entered into with Arbitron by Station or any of Station’s affiliated, subsidiary or related corporations or entities regardless of whether such other agreements are in default. For purposes of this Section 5(c), a corporation or entity shall be deemed to be affiliated with or related to Station if (i) such corporation or entity owns or controls more than a fifty percent (50%) interest in Station and/or it enters or has entered into any management agreement, joint operating agreement or other business relationship with Station; or (ii) Station owns or controls more than a fifty percent (50%) interest in such corporation or entity and/or it enters or has entered into any management agreement, joint operating agreement or other business relationship with such corporation or entity; or (iii) a third party owns or controls more than a fifty percent (50%) interest in, and/or enters or has entered into, any management agreement, joint operating agreement or other business relationship with both Station and such corporation or entity. (d) Arbitron’s suspension hereunder of delivery of Data and/or Reports and/or Systems to Station, and the license granted hereunder, shall not relieve Station of any of its obligations hereunder. Station further agrees to reimburse Arbitron for all collection costs and expenses (including reasonable attorneys’ fees) incurred hereunder. This license may be terminated immediately by Arbitron should Station or its station(s) default in payment of any sum due or should Station or its station(s) default in any other condition or obligation of this Agreement and/or any other agreement for Station’s use of services licensed by Arbitron. 6. Changes in Service; Modification of Rates: (a) Arbitron reserves the right to change at any time the geographical territory comprising any Market, its policies and procedures, survey dates, survey length, survey frequency, sampling procedures, delivery schedules, methodology, method of Data or Report collection or delivery, provision of printed copies of Reports, Report content, Report titles, Report format, or any other aspect of the Data and Reports provided hereunder, and to cancel surveys and the preparation of Arbitron Data and Reports or any other aspect of the Data services provide d. Arbitron reserves the right not to publish any Data or Reports whenever, in its judgment, insufficient data are available to meet its minimum research standards or any event has jeopardized the reliability of the data. In the event that Data and/or Reports are not published, Station shall receive a credit reflecting the pro rata value of the Net Annual Rate for said Data and/or Report(s). Without limiting the foregoing, Station expressly understands and agrees that Arbitron may, at any time during the Term of this Agreement, reduce the number of surveys conducted and/or Reports published for any Market and consequently reduce the number of Reports provided to Station and that, in the event such reduction occurs, Station is not relieved of any of its obligations under this Agreement. (b) In the event that any cause(s) prevents Arbitron from conducting any survey in accordance with its methodology, schedules or other publications, Arbitron reserves the right to publish abbreviated Report(s). Station hereby consents to publication of such abbreviated Report(s) under such circumstances. In the event that such an abbreviated Report covers a substantially decreased geographic area, or deletes twenty-five percent (25%) or more of the survey days from the aggregate number of days scheduled, Station shall be entitled to either a proportionate credit for the abbreviated Report, or, upon written certification that all copies of such abbreviated report have been destroyed and that Station will not use such abbreviated report within 10 days, a full credit for the abbreviated Report, at Station’s option, provided however, that if Station elects to return an abbreviated Report for full credit, Station shall no longer be licensed to use that Report during the remainder of the Term of this Agreement. Further, Arbitron reserves the right in its sole discretion to augment available data by means of expanded or extended samples and Station agrees it shall not be entitled to any credit in such event. (c) Arbitron may increase the Gross Annual Rate hereunder at any time. If Arbitron increases the Rate for a reason other than as permitted elsewhere in this Agreement, it shall give prior written notice to Station. Station may, within a 30-day period following such notice, cancel the unexpired Term of the Agreement for only the Data and/or Reports and/or services and Market for which Arbitron has increased its Rate pursuant to such notice, by written notice pursuant to Section 15(a), without cancellation charge or other cost, effective on the date the new Gross Annual Rate would have become effective. In the absence of such timely cancellation, this Agreement shall continue and the new Gross Annual Rate shall become payable as stated in Arbitron’s notice and thereafter. 7. Permitted Uses and Confidentiality: Subject to the restrictions stated herein and to the permitted uses set forth in Arbitron’s publication entitled Working with Arbitron’s Copyrighted Estimates available to all Arbitron licensees and posted on Arbitron’s Web site at www.arbitron.com, Station agrees to limit its uses of the Arbitron Data and Report(s) to its programming and media selling. Station understands and agrees that this use is limited exclusively to the radio station(s) specified in Section 1 of this Agreement and only for the Term of this Agreement. In this connection, Station agrees that the Arbitron Data and/or Report(s) will only be disclosed: (a) directly or through its Station representatives to advertisers, prospective advertisers and their agencies for the purpose of obtaining and retaining advertising accounts; and (b) through advertising or other promotional literature as permitted hereunder. All such disclosures shall identify Arbitron as the source of the disclosed Arbitron Data and/or Report(s) and should identify the Market, survey period and type of audience estimate, daypart and survey area and shall state that the A rbitron Data and/or Report(s) quoted therein are copyrighted by Arbitron and are subject to all limitations and qualifications disclosed in the Data and/or Report(s) (“Sourcing”).* At all times during the Term of this Agreement and thereafter, Station agrees to keep the Arbitron Data and/or Report(s) confidential and not to disclose the same except as permitted by this Agreement. Station agrees to use its best efforts to prevent the unauthorized disclosure of Arbitron Data and/or Report(s) by Station’s employees and/or its radio station(s)’s employees and agents, by its radio station(s)’s representatives, by its advertisers and their advertising agencies, by data processing firms, and by all other persons who obtain the Arbitron Data and/or Reports from * Station(s) should refer to current regulations and guidelines of the federal government for further requirements concerning the manner of quoting audience estimates. KPER-UNI 8/07 #43147 2 /s/MG/GS Initials here

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****]

Station or its radio station(s)'s employees or agents. For Station or its radio station(s) to divulge any Arbitron Data and/or Report(s) to a nonsubscribing station or to lend and/or give an original copy or any reproduction of any part of any Data and/or Report(s) or any Arbitron Data and/or Reports to any person or entity not authorized by this Agreement constitutes a breach of this Agreement and an infringement of Arbitron's copyright.

In the event that Station does not subscribe to all Reports published in an applicable Market during the Term, the license granted hereunder to any Report in such Market shall terminate upon the release of the next survey Report in such Market. Further, in the event that a Report listed in Section 1 of this Agreement is delivered after the expiration of the Term of this Agreement, Station's license to use that Report shall continue under the terms and conditions of this Agreement until the earlier of: (i) the release of the next survey Report in the applicable licensed Market, or (ii) 6 months after such report's release.

Station may authorize a third party to process the Data licensed hereunder on Station's behalf, provided: (1) that said third party is a then current Arbitron licensee in good standing who is authorized to process the Data and (2) that all restrictions concerning the use of the Data provided under this Agreement shall apply with full force and effect to any data, estimates, reports or other output, in any form, containing or derived from the Data, produced by said third party for Station.

8. Confidentiality of Arbitron Respondents: Station agrees that it will not try either before, during or after a survey, or in connection with any litigation, to determine or discover the identity or location of any Arbitron survey participant. Station will under no circumstances directly or indirectly attempt to contact any such persons. Station agrees to promptly report to Arbitron any evidence or indication that has come to Station's attention regarding the identity or location of any such persons. Station agrees to abide by Minimum Standard A9 (or any successor provision concerning confidentiality of survey respondents) of the Media Rating Council and shall abide by any determination of the Media Rating Council concerning respondent confidentiality. Station further agrees that Arbitron may enjoin any breach of the above-stated obligations and shall have the right to damages or other remedies (including costs, expenses and reasonable attorneys' fees) available to it at law or hereunder.

9. Methodology: ARBITRON MAKES NO WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS, CONCERNING THE SERVICES PROVIDED HEREUNDER, INCLDUING BUT NOT LIMITED TO:

(A) DATA GATHERED OR OBTAINED BY ARBITRON FROM ANY SOURCE;

(B) THE PRESENT OR FUTURE METHODOLOGY EMPLOYED BY ARBITRON IN PRODUCING ARBITRON DATA AND/OR REPORT(S) AND/OR SERVICES; OR

(C) THE ARBITRON DATA AND/OR REPORT(S) AND/OR SERVICES LICENSED HEREUNDER.

ALL ARBITRON DATA AND/OR REPORT(S) REPRESENT ONLY THE OPINION OF ARBITRON. RELIANCE THEREON AND USE THEREOF BY STATION IS AT STATION'S OWN RISK.

THE SYSTEMS PROVIDED HEREUNDER ARE PROVIDED TO LICENSEE "AS IS – WHERE IS" AND RELIANCE THEREON AND USE THEREOF BY LICENSEE IS AT LICENSEE'S OWN RISK.

IN NO EVENT SHALL ARBITRON BE LIABLE FOR THE FAILURE OF ANY THIRD PARTY TO PROVIDE ANY DATA OR SERVICES FOR USE IN CONNECTION WITH THE DATA, REPORTS, SYSTEMS AND/OR SERVICES LICENSED HEREUNDER.

10. Liabilities and Limitations of Remedies: THE SOLE AND EXCLUSIVE REMEDY, AT LAW OR IN EQUITY, FOR ARBITRON'S AND/OR ANY THIRD PARTY DATA AND/OR SERVICE PROVIDER'S BREACH OF ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS, AND THE SOLE AND EXCLUSIVE REMEDY FOR ARBITRON'S AND/OR ANY THIRD PARTY DATA AND/OR SERVICE PROVIDER'S LIABILITY OF ANY KIND, INCLUDING WITHOUT LIMITATION LIABILITY FOR NEGLIGENCE OR DELAY WITH RESPECT TO THE ARBITRON DATA AND/OR REPORTS AND/OR SYSTEMS AND ALL PERFORMANCE PURSUANT TO THIS AGREEMENT, SHALL BE LIMITED TO A CREDIT TO STATION OF AN AMOUNT EQUAL TO, AT THE MAXIMUM AMOUNT, THE LICENSE CHARGE PAID BY STATION WHICH IS ATTRIBUTABLE TO THE MATERIALLY AFFECTED DATA OR REPORT OR SYSTEM. IN NO EVENT SHALL ARBITRON AND/OR ANY THIRD PARTY DATA AND/OR SERVICE PROVIDER BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, NOR SHALL THEY BE SUBJECT TO INJUNCTIVE RELIEF WITH RESPECT TO THE PUBLICATION OF ANY DATA AND/OR REPORT OR TO ANY SYSTEM. STATION UNDERSTANDS THAT THE DATA AND/OR REPORTS AND/OR SYSTEM EITHER WOULD NOT BE PREPARED OR WOULD BE AVAILABLE ONLY AT A SUBSTANTIALLY INCREASED LICENSE CHARGE WERE IT NOT FOR THE LIMITATIONS OF LIABILITIES AND REMEDIES AS SET FORTH IN THIS SECTION.

Station agrees that it will notify Arbitron in writing of any alleged defect in any Data and/or Report and/or System within thirty (30) days after Station learns of said alleged defect. In the event that Station does not timely notify Arbitron, then Station waives all rights with regard to said alleged defect. Station further agrees that any action to be brought by it concerning any Data and/or Report and/or System shall be brought not more than one (1) year after such Data or Report was originally published by Arbitron.

In the event that either party commences litigation against the other party and fails to ultimately prevail on the merits of such litigation, the commencing party shall reimburse and indemnify the other party from any and all costs and expenses incurred with respect to such litigation, including reasonable attorneys' fees, provided, however, that this sentence shall not apply where Arbitron commences litigation pursuant to Sections 5, 7 or 8 of this Agreement. This provision shall survive the termination of this Agreement.

11. Assignments and Changes in Station Status: Station may not assign either its rights or obligations under this Agreement without the prior written consent of Arbitron. Subject to Arbitron's consent, a successor-in-interest by merger, operation of law, assignment, purchase or otherwise of the entire business of Station shall acquire all rights and be subject to all obligations of Station hereunder. In the event that Arbitron consents to the assignment of this Agreement, Arbitron reserves the right to redetermine the rate to be charged to the assignee in accordance with the terms of this Agreement. Arbitron shall be entitled to assign any of its rights or obligations under this Agreement, including the right to receive the License Charge payable hereunder.

Station acknowledges and agrees that the License Charge due and the adjustments and discounts applied hereunder are based on Station's group ownership status and/or any joint operating agreement with one or more other radio stations and/or Station's ownership of radio stations in this Market or other Markets. In the event Station conveys any one of its radio stations, Station remains fully obligated for the License Charge specified for any radio station covered by the terms of this Agreement. Station may only be released from such obligations upon valid assignment of this Agreement and subject to the terms thereof.

Station agrees that if at any time it changes or has changed its ownership, operating or sales policy (including the use of digital sub-channels), frequency, broadcasting arrangements, group or business relationships of the station(s) licensed under this Agreement, or if it enters or has entered into any management or other business relationship with another radio station in any Market and/or its adjacent Market(s),

/s/ MG/GS
Initials here

KPER-UNI 8/07 #43147 3

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****] or if it enters or has entered into any joint operating agreement with one or more other radio stations, or if it is or was purchased or controlled by an entity owning or otherwise controlling other radio stations in any Market and/or its adjacent Market(s), or if it purchases, or an entity which is in any manner controlled by it purchases, at any time, another radio station in any Market or its adjacent Market(s), Station and its radio station(s) will report the change and the effective date thereof to Arbitron within thirty (30) days of such change. In the event of such occurrence, Station agrees that such station(s) shall be licensed under this Agreement and that Arbitron may redetermine the Gross Annual Rate for the Data, Reports, and/or services pursuant to the then current Arbitron rate card in order to license such additional station(s), effective the first month following the date of the occurrence. Notwithstanding Station’s failure to notify Arbitron, pursuant to the provisions of this Section 11, Arbitron may redetermine Station’s Gross Annual Rate for all Data, Reports, and/or services, based on the foregoing, effective the first month following the date of the occurrence. Station further agrees that if the parent company or other controlling entity of Station, or any entity in any manner related to Station, purchases or otherwise acquires a controlling interest in a radio station in Station’s Market that is not licensed by Arbitron for the same Data, Reports and/or Services, then Arbitron may redetermine Station’s Gross Annual Rate based on such occurrence as described in this Section 11. In the event Arbitron increases Station’s Gross Annual Rate as a result of an occurrence as described in this Section, then Arbitron shall amend this Agreement to permit use of the Data, Reports and/or services by the additional radio station(s) prompting the increase. 12.Other Arbitron Services and Reports: If, during the Term of this Agreement, Station orders any Arbitron services or report(s) not licensed through any other Arbitron agreement, Station hereby agrees that this Agreement shall be applicable with respect to all such services and/or reports with the same force and effect as if printed out at length in a separate agreement executed by Station. 13.Ratings Distortion Activity: (a) Station agrees that it shall not engage in any activities which are determined by Arbitron to be ratings distortion. Such prohibited activities may include, but are not limited to, activities which could: (i) cause any survey participant to record erroneous listening information in his or her Arbitron diary; or (ii) cause any survey participant to utilize an Arbitron diary for a contest or promotion conducted by Station or its radio station(s). (b) Station further agrees that Arbitron may delete all estimates of listening to Station and/or its radio station(s) from any Data, Reports, computer CD and/or other Arbitron service or method of delivery where, in its judgment it has deemed that Station or its radio station(s) has engaged in such activities. Arbitron shall: (i) first give Station and its radio station(s) notice setting forth what activities it deems Station and its radio station(s) have engaged in which allegedly could cause or have caused ratings distortion; (ii) present evidence to substantiate the allegations set forth in (i) above; and (iii) give Station and its radio station(s) reasonable opportunity (in light of Arbitron’s publication schedule for any Report) to present its position both in writing and orally. In the event that Station or its radio station(s) is notified by Arbitron that allegations of ratings distortion have been made against Station or its radio station(s), then Station or its radio station(s) shall submit a written response to Arbitron’s inquiry concerning the allegations within seven (7) days from the receipt of Arbitron’s notice, which time may be shortened by Arbitron for reasons relating to the Report publication schedule. Arbitron shall then advise Station or its radio station(s) of its decision following its receipt of Station’s or its radio station(s)’ written response or oral presentation. All such writings shall be addressed and sent to the respective party by facsimile, overnight courier service, or certified mail with return receipt requested. In the event that estimates of listening to Station and/or its radio station(s) are deleted from a Report(s) (and/or other Arbitron services) following the procedure set forth above, Station and its radio station(s) agree that the only remedy for such deletion shall be a credit of the License Charge paid by Station for such Report(s) or other affected services and that in no event shall Arbitron be liable for special, incidental, consequential or punitive damages or be subject to injunctive relief with respect to any such deletion of estimates of listening to Station and/or its radio station(s). In the event that estimates of listening to Station and/or its radio stations are deleted froma Report pursuant to this Section, Arbitron agrees that it will give Station and its radio station(s) an opportunity to submit to Arbitron a written statement (not exceeding 200 words) of Station’s and/or its radio station(s)’s views concerning its alleged activities, with such written statement to be published in the Report subject to such reasonable editing deemed necessary by Arbitron. In addition, Station and its radio station(s) agree to abide by the Arbitron policies and procedures governing various special station activities, including, but not limited to, rating bias. 14.Information to be Provided by Station and Its Radio Station(s): Station and its radio station(s) agree to provide to Arbitron, within ten (10) days of receipt of Arbitron’s request, such information which Arbitron deems necessary for the publication of a Report, including, but not limited to, accurate descriptions of the following information for Station and its radio station(s): (a) facilities; (b) broadcast station names; (c) broadcast hours; (d) simulcast hours; (e) radio frequency; (f) operating power; (g) format; (h) height of antenna above average terrain; and (i) programming information. Station and its radio station(s) further understand and agree to notify Arbitron of any changes to the above-referenced information. Station and its radio station(s) hereby hold Arbitron harmless and agree to indemnify Arbitron from and against any and all loss, cost or expense (including reasonable attorneys’ fees) arising out of any omission or error in information provided, or the failure to provide such information to Arbitron by Station and its radio station(s) pursuant to this Section. 15.General: (a) All notices to either party shall be in writing and shall be directed to the addresses stated hereafter unless written notice of an address change has been provided. (b) This Agreement shall be deemed to be an agreement made under, and to be construed and governed by, the laws of the State of New York, exclusive of its choice of law rules. The parties expressly agree that any and all disputes arising out of or concerning this Agreement or the Arbitron Data or Reports licensed hereunder shall be litigated and adjudicated exclusively in State and/or Federal Courts located in either the State of New York or the State of Maryland, at Arbitron’s option, and each party consents to and submits to both such jurisdictions. (c) EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUES, DEMANDS, ACTIONS, CAUSES OF ACTION, CONTROVERSIES, CLAIMS OR DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO. (d) Station hereby expressly consents to: (i) Arbitron sending to Station information advertising the various services that Arbitron provides, whether or not such services are provided under this Agreement, via electronic messaging to include, but not limited to, e-mail, facsimile and /s/ MG/GS Initials here KPER-UNI 8/07 #43147 4

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****] text messages, and (ii) use of Station’s name and/or call letters in commercialization of such Market(s), Station hereby agrees to license Arbitron customer lists, promotional materials and/or press releases. such pre-currency/transitional PPM report(s) and/or data at Station’s (e) This Agreement, together with any Agreement Attachments, then current diary-based Report License Charges for the relevant Report constitutes the entire agreement between the parties concerning the survey period(s). The license granted to Station for such pre-subject matter hereof, notwithstanding any previous discussions and currency/transitional PPM report(s) and/or data is subject to the terms understandings, and shall not be deemed to have been modified in whole and conditions contained herein, however, Station agrees to only use or in part except by written instruments signed hereafter by officers of such pre-currency/transitional PPM report(s) and/or data for internal the parties or other persons to whom the parties have delegated such business analysis and expressly not in connection with any commercial authority. media buying and/or selling transaction process. (f) Any litigated question regarding the legality, enforceability or (i) The provisions governing payment of taxes, confidentiality of the validity of any section or part hereof shall not affect any other section, Data and Reports, and confidentiality of respondents shall survive the and if any section or part hereof is ultimately determined illegal, invalid, termination of this Agreement. unconstitutional or unenforceable, that section or part hereof shall be End of Agreement severed from this Agreement and the balance of the Agreement shall thereafter remain in full force and effect for the remainder of the Term. (g) In addition to the rights of termination stated elsewhere in this Agreement, this Agreement, and the license provided hereunder, may be terminated by Arbitron for any or all of the Data, Reports and/or services in any or all of the Markets in which they are licensed, for any reason, on thirty (30) days’ written notice to Station. Station agrees that this Agreement shall continue for the markets and services not named in such notice. (h) In the event that Arbitron produces pre-currency/transitional PPM report(s) and/or data in a Market(s) prior to the official PPM AGREED TO: ACCEPTED BY: Clear Channel Communications, Inc. BROADCASTER (“STATION”) /S/ GREG STEPHAN *See “Schedule A” Attachment CONTRACT MANAGER FOR USE ONLY BY STATION(S) 12/8/10 200 E Basse Road DATE ADDRESS San Antonio TX 78209 CITY STATE ZIP Arbitron Inc. /S/ MITCHELL P. GOLDSTEIN 9705 Patuxent Woods Drive BY (AUTHORIZED SIGNATURE) Columbia, Maryland 21046-1572 Mitchell P. Goldstein NAME (TYPE OR PRINT NAME OF PERSON SIGNING ABOVE) *See “Schedule A” Attachment *Discounts applied to all 6 term years. CFO/CAO 12/8/10 TITLE DATE /s/ MG/GS Initials here 5

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****]

Attachment to Master Station License Agreement to Receive and Use Arbitron Radio Audience Estimates

Date Prepared: November 18, 2010

This is an Attachment to the Master Station License Agreement to Receive and Use Arbitron Radio Audience Estimates (the "Basic License Agreement")
dated November 18, 2010 between Arbitron Inc., a Delaware corporation ("Arbitron") and Clear Channel Communications, Inc. ("Station"), and is for the term and Services specified below. The license granted for the Services specified herein is expressly subject to the Basic License Agreement, and any terms and conditions stated below, or on the next page hereof. Station agrees to license the following Services from Arbitron and to pay License Charges as set forth herein and in the Basic License Agreement.

For use only by: *See "Schedule A" Attachment

Ship to Address(es): *See "Schedule A" Attachment

Bill to Address: *See "Schedule A" Attachment

Data Services Ordered

Data Licensed	New, Renew, Replacement	License Start/ End Dates	Rate Yr 1	Rate Yr 2	Rate Yr 3	Rate Yr 4	Rate Yr 5	% of Annual License Charge
RMR	Repl/Renew	See Sched A	*	*	v	*	*	
Processor(s) is/are	See Sched A							
Adjacent Market(s) – See market(s) listed below *	Repl/Renew	See Sched A	*	*	*	*	*	
Arbitrends[SM]	Repl/Renew	See Sched A	*	*	*	*	*	**
Corporate Roll-Up	Repl/Renew	See Sched A	*	*	*	*	*	
County Coverage	Repl/Renew	See Sched A	*	*	*	*	*	
Custom Survey Area Report (CSAR)	Repl/Renew	See Sched A	*	*	*	*	*	
Ethnic Data:								
☒ Hispanic	Repl/Renew	See Sched A	*	*	*	*	*	
☒ Black	Repl/Renew	See Sched A	*	*	*	*	*	
Indirect Reports	Repl/Renew	See Sched A	*	*	*	*	*	
Maximi$er® Data (RLD)	Repl/Renew	See Sched A	*	*	*	*	*	**
National Regional Database (NRD)	Repl/Renew	See Sched A	*	*	*	*	*	
Processor Data Clearance	Repl/Renew	See Sched A	*	*	*	*	*	
RetailDirect®	Repl/Renew	See Sched A	*	*	*	*	*	
Sample Increase (requires separate addendum)	Repl/Renew	See Sched A	*	**	*	*	*	
Other: See SchedA	Repl/Renew	See Sched A	*	*	*	*	*	

* Adjacent Market(s) Ordered: *See "Schedule A" Attachment

© 2009 Arbitron Inc.

/s/ MG/GS

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****] ** The Annual License Charge for this service is equal to the net annual license charge for the Radio Market Report multiplied by the % of Annual License Charge set for th in this column. Calculation of License Charges: Individual Station Gross Annual Rate: Percent: First Term Year Gross Annual Rate Station: See“Sched A” $* * (Combined): $See Sched A Station: $LESS DISCOUNTS FOR RMR (Per Section 3): Station: $ Continuous Service (10%): $ See Sched A Station: $ Group (at beginning of Term) Station: $[*****] $ See Sched A Station: $Long-Term Discount: [*****]i n months 1-12 Station: $(see Section 3(c) above) $ See Sched A Station: $FIRST TE RM YEAR NET ANNUAL RATE: $ See Sched A Station: $ Station further understands and agrees that the Net Annual Rate payable during any Term year subsequent to the first Term year will vary in accordance with an applicable Group Discount, any other applicable discount, or any adjustment as specified in Sections 2, 3, 4, 6 and 11 of the Basic License Agreement. Software Services Ordered % of Annual New, Renew, License Start/ Rate Rate Rate Rate Rate License Software Licensed Replacement End Dates Yr 1 Yr 2 Yr 3 Yr 4 Yr 5 Charge TAPSCANTM Systems***: Repl/RenewSee Sched A * * * * * Includes: TAPSCANTM MEDIAMASTERSM QUALITAP SM PRINTSCAN SM ScheduleIt RSP TAPSCAN TM + Sales Management TAPSCAN TM + Proposal Management and Revenue TAPSCANTM + Proposal Management TAPSCANTM + Account Management TAPSCANTM + Qualitative TAPSCANTM + Web -Suite TAPSCANTM + Web TAPSCAN TM + Web-NRD Custom Coverage SM Repl/Renew See Sched A * * * * * PD Advantage ® Repl/Renew See Sched A * * * * * * MapMaker SM Repl/Renew See Sched A * * * * * * TSM Repl/Renew See Sched A * * * * * Other: See Sch A Repl/Renew See Sched A * * * * * Other: See Sch A Repl/Renew See Sched A * * * * * * The Annual License Charge for this service is equal to the net annual license charge for the Radio Market Report multiplied by the % of Annual License Charge set forth in this column. *** Services eligible for dual service discount: percent % discount Data Delivery: CD (Ship by overnight @ $14/each) TRAINING/CONSULTIN @ / day Arbitron Data Express SM TapMedia ® G: $or Software Delivery: CD Download (if available) @ / half day Billing Options Surveys/Releases Billing Options Billing Dates First Invoice Service Ordered Included (First/Last) Due

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****] Annually Monthly See “Schedule A” See “Schedule A” See “Schedule A” See “Schedule A” Quarterly Annually Monthly See “Schedule A” See “Schedule A” See “Schedule A” See “Schedule A” Quarterly Annually Monthly Quarterly Annually Monthly Quarterly Annually Monthly Quarterly

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****] Terms and Conditions Any use of a computer system that processes Arbitron Data and/or nor for any additional expenses incurred by Station for subsequent Reports require s a valid license for such Data and/or Reports. and/or additional computer runs necessitated by such disruptions or interruptions. Incorporation of Basic License Agreement: Restrictions on Station’s Use: (a) All terms and conditions of the Basic License Agreement are hereby incorporated herein by reference with the same force and (a) Station agrees that it will not provide, loan, lease, sublicense or effect as if printed at length herein and are applicable to any sell in whole or in part the Arbitron Data and/or Reports and/or Service(s) provided hereunder. Systems, or computer software programs or data included with such Data and/or Reports and/or Systems, to any other party or entity in (b) In order to receive a license to and access to any Service, Station any form. This restriction extends to, but is not limited to, any and must be licensed pursuant to the Basic License Agreement. all organizations selling or buying time to or from Station and any In the event the Basic License Agreement terminates, expires or and all organizations providing data processing, software or computer becomes suspended for any reason, this Agreement and License(s) services to Station. shall terminate, expire or become suspended concurrently therewith. (b) Station agrees that it will not use the Arbitron Data and/or Mode of Use: Reports under the control of computer programs written by its Where use of a computer is necessary to access, receive and use any employees, agents or others except as permitted by the Basic License Services licensed under this Agreement, Station will obtain, from a Agreement. Arbitron makes no commitment to disclose to others the vendor of its choice, computer equipment and an operating system structure, format, access keys or other technical particulars of the conforming to the minimum specifications. Station acknowledges that Arbitron Data and/or Reports and/or Systems. if such conforming equipment and systems are not obtained, the Special Terms or Instructions: See “Schedule A” Attachment Services may not operate properly. Interruptions: Account Manager: Station agrees that Arbitron is not responsible for computer, Internet Account #: and/or telephonic communications interrupted by any Services system failure, telephonic disruptions, weather, acts of God, force majeure or acts of third persons not connected with or controlled by Arbitron; AGREED TO ACCEPTED BY Clear Channel Communications, Inc. /S/ GREG STEPHAN STATION CONTRACT MANAGER 200 E Basse Road 12/810 ADDRESS DATE San Antonio TX 78209 CITY STATE ZIP Arbitron Inc. /S/ MITCHELL P. GOLDSTEIN 9705 Patuxent Woods Drive BY (AUTHORIZED SIGNATURE) Columbia, Maryland 21046-1572 Mitchell P. Goldstein NAME (TYPE OR PRINT NAME OF PERSON SIGNING ABOVE) CFO/CAO 12/8/10 TITLE DATE

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****]
First Addendum to the
“Master Station License Agreement to Receive and
Use Arbitron Radio Audience Estimates”
Between Arbitron Inc. and Clear Channel Communications, Inc.
     This is the first addendum (“Addendum”) to the “Master Station License Agreement to Receive and Use Arbitron Radio Audience Estimates” (the “Diary Agreement”), having a Date of Proposal of November 18th, 2010, by and between Arbitron Inc. (“Arbitron”) and Clear Channel Communications, Inc. (“Station”). Each of Arbitron and Station is referred to herein from time to time as a “Party” and, collectively, as the “Parties”. Capitalized terms used herein but not defined shall have the same meaning ascribed to them in the Diary Agreement unless indicated otherwise in this Addendum. In the event of a conflict between this Addendum and the Diary Agreement, the terms and conditions of this Addendum shall prevail.
     The Parties hereto agree to amend the Diary Agreement as follows:
     1. Any radio station(s) not explicitly set forth on the Schedule A, and that Station subsequently purchases, acquires an ownership interest in, and/or enters into a Management** relationship with during the Term, and the radio station qualifies to be reported in an Arbitron report (the “New Station”), Station hereby expressly agrees that the New Station is required, pursuant to Section 11 of the Diary Agreement, to license at least the following Arbitron “Basic Services”: a) Local Market Report; b) Maximi$er; and, c) Arbitrends (where available).
     Further, if there is a pre-existing Station owned, operated, and/or Managed radio station in the same market as the New Station (the “Existing Station”), and the Existing Station is licensed to any other Arbitron provided services in addition to the Basic Services, including but not limited to: d) Tapscan; e) PD Advantage; f) Scarborough; and/or, g) RetailDirect, then the New Station is also required to subscribe to at least the same level of Arbitron service(s) licensed by the Existing Station. The Parties hereby agree that the cost per share method disclosed in Section 4 hereunder shall be used in calculating the License Charge associated with any new services.
     However, Arbitron hereby agrees that Station shall not be required to subscribe for any New Station located in the Markets set forth in Appendix A (hereunder) until such New Station uses and/or receives any Arbitron services, data, and/or information. At that point, the New Station shall be automatically invoiced from the date that they first use and/or receive such Arbitron services, data, and/or information, and the terms and conditions of Section 4 (set forth below) shall apply without any dispute thereof. Nonetheless, Arbitron agrees that the Station’s radio stations located in the Battle Creek, MI market only (WBCK-A/F and WBXX-FM) and Ann Arbor, MI (WLBY-AM, WQKL-FM, WTKA-AM, and WWWW-FM), are excluded from the Diary Agreement, and will not be considered radio stations that are owned/operated or operating under an LMA during the Term of the Diary Agreement.
     For the avoidance of doubt, the addition of any New Station(s) after the Effective Date of this Diary Agreement shall not increase any applicable Station discounts provided by Arbitron, including but not limited to a Group Discount. For example, the basis for any applicable Station discounts (including but not limited to the Group Discount) are determined in accordance with the criteria set forth under Section 19 hereof and the Diary Agreement.
** For purposes of the Diary Agreement and this Addendum, the terms “Managed”, “Manages”, and “Management”, mean any joint operating agreement, management or control agreement, or other similar business relationship (however designated), including but not limited to any joint sales agreement

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****]
or local marketing agreement (“LMA”), in each case which allows Station to exercise some degree of control over the operation of a radio station.
     2. If a New Station licenses: d) Tapscan; e) PD Advantage; f) Scarborough; g) RetailDirect; and/or, h) Maximi$er Qualitative Interface, and the Existing Station is not currently licensed to any of the services d-h in this Section 2, or any other Arbitron services, or any other Arbitron provided services (currently offered or in the future) in addition to the Basic Services, the Existing Station is not required to license such service(s) that the New Station has. However, for the avoidance of doubt, if an Existing Station does not license the services d-h, or any other Arbitron provided services in addition to the Basic Services, then such Existing Station shall not be permitted to use any such additional services in any manner that it is not licensed for. Station hereby agrees that any such use is in violation of Arbitron’s intellectual property rights including but not limited to copyright rights. Arbitron reserves the sole right to cancel any services in any market which not all of Station’s radio stations are subscribing to in the applicable market. However, Arbitron will not charge for any of the foregoing cancelled services during the remainder of the Term.
     3. In the event that an acquired New Station already has a pre-existing Arbitron license agreement(s) for Local Market Report, Maximi$er, Arbitrends, RetailDirect and/or Scarborough, or any other Arbitron provided services, such pre-existing Arbitron license agreements shall be voided and the New Stations concurrently incorporated into the Diary Agreement using the initial pricing cost per share terms described in Section 4 below, as well as application of Station’s current rate escalator applicable in the affected calendar year(s). Any such agreements will terminate on December 31, 2016, which is concurrent to the Diary Agreement’s termination date.
     4. For any New Station that is not a pre-existing Arbitron licensee, Station hereby expressly agrees that Arbitron may use the following calculations below for determining the cost of all Arbitron services’ License Charges associated with the New Station’s subscription for the Basic Services, including any other peripheral services that may need to be added.
     (a) The following calculations apply to any New Station in an Existing Station market for the Basic Services and/or applicable service at issue:
     The License Charge for Arbitron’s Local Market Report service for the New Station is calculated on an average cost per share point basis, based on the average cost per share point paid by all of the Existing Station’s radio stations in the applicable market.
     For example, the average cost per share point is calculated by adding the total Persons 12+ AQH Share points for all of the Existing Stations in the market (two-report average in a two-report market (most recent two reports), four-report average in a four-report market (most recent four reports)).
     The current year combined annual License Charges for the Basic Services (including sample surcharges, if applicable) for all of the Existing Stations in the market is divided by the total share points to determine an average cost per share point.
     That average cost per share point is then multiplied by the Persons 12+ AQH Share points of the New Station(s) to be licensed (two-report average in a two-report market (most recent two reports), four-report average in a four-report market (most recent four reports)).
     However, the New Station’s share point will be taken from the then-current report only in the event that the New Station(s) has just signed on-the-air, undergone a format change, or

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****]
changed its primary market (e.g., moved in), to determine the first term year License Charge for the Basic Services and/or any other Arbitron service (collectively, the “New Station Rate”).
     After calculating the New Station Rate, it will become the first term year License Charge for the Basic Services and/or any other Arbitron service, and will then increase at the applicable rate of escalation for the New Station(s) during the Term in the applicable years. The license term and billing for any new radio stations shall begin with the first day of the 2nd qualifying survey after the radio station(s) have qualified for 2 consecutive surveys to be reported in Arbitron’s Local Market reports. The cost per share will be calculated on the 2nd qualifying survey.
     (b) The following calculations apply to any New Station not in an Existing Station’s market:
     The License Charge for Arbitron’s Local Market Report service for the New Station is calculated on the average cost per share point basis described in Section 4(a), based on the average cost per share point in Station’s next two higher-ranked subscribing markets and its next two lower-ranked subscribing markets (the “Ranked Markets”). Station and Arbitron hereby agree that the “two-up and two-down” calculation set forth above will also be used for any Arbitron service beyond the Basic Services that Station wishes to purchase in these markets within 30 days of Station assuming ownership, control, or Management of. If however, at least one market to be used in the “two-up and two-down” calculation does not subscribe to the requested service, Station agrees this method shall not be used and Arbitron’s standard rate card shall apply, with applicable Station discounts.
     For example, the average cost per share point is the total Arbitron Basic Services cost divided by the total 12+ Station’s radio station share points in the applicable market.
     The current year combined annual Basis Services License Charges (including sample surcharges, if applicable) for all of Station’s subscribing radio stations in the Ranked Markets is divided by the average total share points to determine an average cost per share point.
     That average cost per share point for the Rated Markets is then multiplied by the total 12+ share points of the New Station to determine a final License Charge first term year rate for the Basic Arbitron Services. This first term year rate will then increase at the applicable rate of escalation for the New Station(s) during the Term in the applicable years
     (c) The Parties hereby expressly agree that the cost per share calculations set forth in Sections 4(a) and 4(b) hereinabove shall apply to any situations where a New Station(s) has not been an Arbitron licensee in the twelve (12) months immediately preceding the effective date of Station’s purchase, acquisition, obtaining an ownership interest in, and/or has a Management relationship with the New Station(s). For the avoidance of doubt, the Parties hereby further expressly agree that any Arbitron services outside of the Basic Services will be also be priced on the same Cost Per Share formula as set forth in Sections 4(a) and 4(b).
     (d) The license term for any New Station(s) licensed under this Section 4 shall begin with the survey next following Arbitron’s written notice to Jess Hanson of Station or his authorized designee of Arbitron’s intent to add such New Station(s) under the Diary Agreement. For clarity, the cost per share calculation (set forth in Sections 4(a) and 4(b)) for such New Station(s) will be based on the share for the second survey (survey which the license begins).

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****]
     5. In the event a New Station and/or a Station’s radio station that previously was unlicensed (due to not making minimum reporting standards to be included in the RMR) appears as a reported Arbitron radio station in more than one Local Market Report, such New Station and/or Station radio station shall be automatically licensed to the Arbitron market in which Station reports the radio station’s home status in accordance with the terms and conditions of this Addendum, e.g., Section 4.
     6. New Arbitron Markets. If Arbitron opens entirely new radio markets in which Station owns, Manages, and/or operates radio stations after the Effective Date of this Addendum, Station shall maintain the option to subscribe to such new markets; provided however, that Station will be required to subscribe to those new markets that are opened at the written request of Station. The pricing in the new markets shall be determined in accordance with Section 4 above.
     (a) Rates in the new markets opened after the execution of this Addendum will be based on the average Station cost per share point (in accordance with Section 4 above) for Station’s radio stations owned, operated, and/or Managed in its next two higher-ranked subscribing markets and its next two lower-ranked subscribing markets. Once the average Station’s radio station’s cost per share point is determined for those subscribing markets, the total 12+ share points of Station’s radio station or radio stations owned, operated, and/or Managed in the new market will be multiplied by that average cost per share point to determine the License Charges for all services.
     (b) License Charges for any Arbitron services in the newly created market shall increase in accordance with the rate escalators set forth in the Schedule A per term calendar year above the previous term calendar year’s License Charges.
     (c) The Parties hereby expressly agree that any new Arbitron license agreement, entered into pursuant to the terms of the Diary Agreement and/or this Addendum, shall immediately co-terminate with the expiration of the Term of the Diary Agreement.
     7. Station hereby expressly opts to obtain the rights for all licensed Station owned, Managed, and operated radio stations to use Arbitron’s National Regional Database (“NRD”) (accessible through Arbitron’s TapWeb service), as of the effective date of this Addendum. Arbitron agrees to license such rights to Station radio stations and Station corporate for terrestrial broadcast radio purposes only, and not for purposes of cross-platform selling, internet, mobile, or the like. The License Charge associated with the foregoing rights in Section 7 shall be at an annual License Charge of [*****] during the first term year (i.e., January 1, 2011 - December 31, 2011) of the Agreement. Station understands and acknowledges that the annual license charge for NRD under the Diary Agreement and the PPM Agreement may appear as a single line-item charge of [*****] on an Arbitron invoice (in the aggregate during a calendar term year). The License Charge for NRD shall increase in accordance with the rate escalators set forth in the Schedule A per term calendar year above the previous term calendar year’s License Charges. For the avoidance of doubt, the license grant in Section 7 shall not apply to any syndicated national diary data set and/or cross-platform diary data set, radio or otherwise, and does not apply to any ancillary content (other than the additional license grant provided in Section 49 that is broadcast over a terrestrial signal).
     8. Station may neither assign nor transfer any license agreements and/or rights associated with Arbitron’s NRD service unless such assignment and/or transfer is in its entirety. In addition, such annual License Charge set forth in Section 7 is a corporate charge to be billed at a corporate level and not at a market level.
     9. Station expressly agrees that, if licensed, any use of Arbitron’s Summary Level Dataset and/or Arbitron’s Nationwide Dataset is limited to use only by Station’s owned, operated, and/or

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****]
Managed radio stations, and any Station corporate executives overseeing such radio properties. For the avoidance of doubt, any other entity associated with Station (including but not limited to networks, rep. firms, traffic/commuter services, consultants, or the like), must obtain their own separate Arbitron license agreement to access, use, and/or receive Arbitron’s Summary Level Dataset, and/or Arbitron’s Nationwide Dataset.
     10. Station corporate shall receive Arbitron’s Corporate Roll-Up service during the Term at no additional License Charge; provided however, that Station properly subscribes to Arbitron’s Basic Services available in all applicable Markets in which Station Manages, owns, and/or operates radio stations. Arbitron hereby agrees that if the Aloha Trust Marketed Radio Station(s), as set forth on Appendix B hereof, are no longer Managed by Station, such actions by Station as it solely pertains to the Aloha Trust Marketed Radio Station(s) shall not impact Station’s corporate roll-up no charge status.
     11. Station’s radio stations, as set forth on the Schedule A, are hereby granted ‘full diary radio market access’, which is defined as an Arbitron limited, personal, and revocable license to use diary radio data from all Arbitron syndicated radio broadcast measured diary markets, accessed through Arbitron’s Maximi$er and Nationwide services. This may include radio diary data from Arbitron radio broadcast measured diary radio markets in which Station does not own, operates, and/or Manages radio stations. If Station begins Management, operation, ownership, or the like, of any radio stations in markets not listed on the Schedule A and is not licensed as required by the terms of this Addendum, this ‘full diary radio market access’ right under this Section 11 shall be immediately and automatically revoked, unless such radio stations become proper licensee’s in accordance with the terms of the Addendum. In other words, if Station owns, Manages, and/or buys a New Station(s) in a market not set forth on the Schedule A, then Station hereby expressly agrees that such New Station(s) must properly subscribe to the Basic Services with Arbitron in order for it to maintain its full diary radio market access under this Section 11 of the Addendum.
     12. In the event that Arbitron entirely replaces the diary-based ratings service in any market(s) that Station is a current subscriber to with an electronic media measurement service as the sole form of audience measurement for radio in that particular market, either Party may terminate any, all, or a portion of the Arbitron license agreements with 60 days written notice prior to implementation of such new electronic media measurement technology in the affected market(s). After such implementation of the new technology in the affected market(s), neither Party shall have the right to terminate the Arbitron license agreements except as provided in the Arbitron license agreements.
     13. In the event that Arbitron replaces its RetailDirect qualitative service with its Scarborough service in markets that Station is a licensee of the RetailDirect qualitative service, Station shall have the right to cancel its RetailDirect license agreements for the affected market with at least sixty (60) days advance written notice to Arbitron prior to such implementation. This right to cancel may only be exercised by Station if the replacement of its RetailDirect qualitative service with a Scarborough service in markets that Station is a licensee of the RetailDirect qualitative service, and such replacement results in an increase of Station’s License Charges. If the License Charges do not increase, then Station may not exercise this cancellation right under this Section 13.
     14. In the event that Arbitron develops new diary radio measurement services that are available for commercial licensing in markets in which Station owns, operates, and/or Manages radio stations that are currently licensed to Arbitron services, Station shall not be required to subscribe to such new diary radio measurement services in those markets. In addition, this right shall also be applicable to any Arbitron diary radio measurement services that are currently available in some radio markets as of the date of the execution of this Addendum, and later introduced into other radio markets in which they were not available as of the date of execution of this Addendum.

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****]
     15. In the event of a miscalculation, mathematical error, and/or typographical error to the calculation of License Charge(s) or financial amount(s) in any of the attachments, Schedule A, Appendices, the Diary Agreement, and/or the Addendum, each Party, in good faith, hereby agrees to revise the affected License Charge(s) or financial amount(s) in accordance with the provisions of this Addendum, and to reflect the intent of the Parties as of the Effective Date.
     16. Arbitron hereby acknowledges that the radio stations set forth on Appendix B are actively being marketed by Station for sale as of the Effective Date of this Addendum, and have been placed in a trust (the “Aloha Trust Marketed Radio Stations”). If Station sells, transfers ownership in, or transfers any Management interest in the Aloha Trust Marketed Radio Stations, then Arbitron hereby agrees to the following, provided however, that the new owner and/or management does not wholly assume the Arbitron license agreements associated with such Aloha Trust Marketed Radio Stations, and provided that neither Station nor any of its radio stations are in breach of the Diary Agreement and/or Addendum during the Term:
     (a) Station expressly agrees that it shall remain liable for the remainder of the current calendar year for all of the License Charges arising under any and all of the Arbitron license agreements for the applicable Aloha Trust Marketed Radio Station(s) from the effective closing date that the Aloha Trust Marketed Radio Station(s) was sold and/or transferred (whether as an ownership interest or Management interest); or,
     (b) Station expressly agrees that it shall remain liable for the following (6) six months of all the License Charges arising under any and all of the Arbitron license agreements for the applicable Aloha Trust Marketed Radio Station(s) from the effective closing date that the Aloha Trust Marketed Radio Station(s) was sold and/or transferred (whether as an ownership interest or Management interest).
     Station expressly agrees that it shall be liable for whichever amount is greater as calculated under either Sections 16(a) or 16(b) herein.
     If such sale, transfer of ownership in, or transfer of Management interest in the applicable Aloha Trust Marketed Radio Station(s) occurs during the final term calendar year of the Diary Agreement (January 1, 2016 - December 31, 2016), and less than six months remain for the Term, then, Station hereby agrees that it shall be liable for the remainder of the final term calendar year of License Charges applicable for the services.
     17. County Coverage printed reports will be provided to all Station radio stations that are licensed to non-metro counties and that do not qualify for reporting in any Local Market Report. This applies to all radio stations owned and/or Managed by Station on the Effective Date of this Diary Agreement, plus the next twenty-five (25) radio stations meeting the aforementioned criteria that are purchased and/or Managed by Station during the Term of the Arbitron License Agreement. An annual County Coverage fee of [*****] per radio station shall be charged for any Station radio stations beyond those additional twenty-five (25).
     18. The use of an “*” (asterisk) in the Diary Agreement shall refer to the Schedule A, attached to the Diary Agreement and made a part thereof (the “Attachment”).
     19. Section 3(a) is deleted in its entirety.
     20. Section 3(b) is deleted in its entirety and replaced with the following Section 3(b):

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****]
“Discounts: If Station owns, operates, or Manages two or more radio stations located in different markets, Station may be entitled to a Group Discount. The applicable Group Discount will be determined from time to time based on the total percentage of eligible radio stations that are owned, operated, or Managed by Station and are licensed under a full service agreement to receive Arbitron diary-based or PPM-based Services, as applicable, and as more specifically set forth on Appendix C to this Addendum. Station acknowledges and agrees that any attempt by it to terminate any portion of the Diary Agreement, the PPM Agreement, or any other applicable license agreement between Station and Arbitron, or otherwise reduce the level of Services licensed from Arbitron under those agreements could reduce its Group Discount. Notwithstanding any provision of the Agreement or any other applicable license agreement to the contrary, Station further acknowledges and agrees that any reduction in Station’s Group Discount resulting from a reduction in the percentage of radio stations owned, operated, or Managed by Station licensed under a full service contract to receive Arbitron Services shall not be considered an increase in the Gross Annual Rate and shall not permit Station to terminate the Agreement or exercise any other right pursuant to the terms of the Agreement. Station hereby also acknowledges that in addition to the Group Discount being affected by the foregoing actions, such actions may also affect the various service level discounts that it is entitled to under the applicable Arbitron license agreements (including but not limited to the multi-service discount, continuous service discount, or the like), and that Arbitron has the sole right and discretion to adjust such discounts without any penalty or dispute thereof by Station. For the avoidance of doubt, Station’s Group Discount shall not be affected if Station entirely sells and/or transfers all ownership rights associated with any of its subscribing radio stations to a third party or otherwise no longer has an FCC license to operate any of such radio stations during the Term.”
     21. Section 5(a), insert the following new sentences before the first sentence of the Section 5(a): “Arbitron will invoice Station for any payments due hereunder, and payment shall be due and payable by Station thirty (30) days after the invoice date. Failure to pay within sixty (60) days after the date of the invoice will result in a late payment charge of one and one-half percent (1.5%) per month on any outstanding Charges due hereunder. Any failure to impose a late payment charge shall not prejudice Arbitron’s right to do so should default continue or should a subsequent payment not be made when due. For the avoidance of doubt, these payment terms supersede all other payments terms in this Agreement, and provide Station payment terms of net 30 with a grace period of 30 days. In other words, Station shall be in default if payment is not received within 60 days after the invoice date.”
     22. Section 5(c), line 6, insert “that have been issued broadcast licenses by the FCC (this does not apply to parent corporations Clear Channel Communications, Inc. or Clear Channel Broadcasting, Inc.),” after “Station or any of Station’s affiliated, subsidiary or related corporations or entities” and before “regardless of whether...”.
     23. Section 5(d), line 6, delete “or its station(s)” and replace it with “or those entities described in 5(c) above”.
     24. Section 6(b), line 10, replace “ten (10) days” with “ten (10) business days”.
     25. Section 6(c) is deleted and replaced with the following new language:
“In the event of a force majeure occurrence, and to the extent beyond the reasonable control of Arbitron, including, but not limited to, civil disturbance, war, or other casualty, government regulations or acts, applicable laws, or acts of God, and/or postal interruptions, Arbitron may increase the Gross Annual Rate hereunder in an affected

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****]
Market, if such force majeure event is applicable to a substantial majority of licensed customers in such market; provided, that as a condition thereof, Arbitron shall give Station prompt written notice of the occurrence relied upon, and will use reasonable efforts to provide detail regarding the force majeure event to the extent it is not precluded by applicable law or court order, and Arbitron may rely upon the reasonable opinion of counsel with regard to the foregoing. If Arbitron increases the Gross Annual Rate charged for one or more of the aforementioned reasons in an affected Market, it shall give prior written notice to Station. Station may, within a 30-day period following such written notice, cancel the unexpired Term of the Agreement for only the Data, Reports and/or Services in the Market for which Arbitron increased its Rate, by written notice pursuant to Section 15(a), without cancellation charge or other cost, effective on the date the new Gross Annual Rate would have become effective. In the absence of such timely cancellation, this Agreement shall continue and the new Gross Annual Rate shall become payable as stated in Arbitron’s notice and thereafter. For the avoidance of doubt, an economic or market downturn or a change in Arbitron’s financial position will not be considered a force majeure occurrence. All other terms and conditions of the Agreement in the unaffected Markets shall remain in full force and effect.”
     26. Section 7, second paragraph, add the following sentence after the last sentence of the paragraph ending with “. . . an infringement of Arbitron’s copyright”: “Arbitron hereby agrees that Station may reference any of Arbitron’s services and/or use the Arbitron logos, trade names, and/or service marks; provided however, such reference and/or use is consistent with the normal course of business (e.g., sales presentations) for Station and/or its radio stations, and further that such reference and/or use does not disparage Arbitron or otherwise involve any action which one would consider an act of moral turpitude.”
     27. Section 7, third paragraph starting with “In the event” is hereby deleted in its entirety and replaced with the following new sentence:
“In the event that a Report for the Markets listed in Section 1 of this Agreement is delivered after the expiration of the Term of this Agreement, Station’s license to use that Report shall continue under the terms and conditions of this Agreement until the release of the next survey Report in the applicable licensed Market, or, if Arbitron does not release a new survey Report in the applicable licensed Market and provides Station with written notice after such Report is delivered, six (6) months after such Report’s release, whichever occurs earlier.”
     28. Section 10, last paragraph starting with “In the event” is hereby deleted in its entirety.
     29. Section 11, first paragraph, delete the second sentence and replace it with the following new sentences:
“Notwithstanding the foregoing sentence, in the event that Station sells all or substantially all of Station’s assets of one or more of its radio stations licensed hereunder, Station may assign its rights and obligations applicable to such sold radio station(s) without Arbitron’s consent, provided: (i) Station provides written notice to Arbitron as soon as such notice would not violate any SEC rules and/or regulation, but in no event not less than thirty (30) days prior to the effective date of any assignment, (ii) the entity acquiring the radio station enters into Arbitron’s standard form license agreement(s) for the relevant services being assigned (this Amendment or any other amendment created for Station shall not pass to the acquiring station), (iii) Station shall be permitted to assign

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****]
the applicable License Charges for the services licensed for such sold radio stations(s) but excluding any Station specific discounts or other general Arbitron discounts which the acquiring station would not otherwise be entitled. Further, the rates applicable to the assignment are at all times subject to Arbitron’s right to redetermine the rate to be charged to the assignee if such assignment results in an expanded use of the Data or Reports. However, in the event that Arbitron determines that such assignee is a competitor of Arbitron, such determination to be in the sole and absolute discretion of Arbitron, Arbitron shall have the right to reject the assignment, however, in the event of such rejection the services and applicable license fees for such sold radio station shall be terminated.”
     30. Section 11, second paragraph, second sentence, insert “covered by this Agreement” after “. . . one of its radio stations” and before “, Station remains fully . . .”.
     31. Section 11, third paragraph, line 2, delete “(including the use of digital subchannels)”.
     32. Section 11, third paragraph, delete the second sentence starting with “In the event of such occurrence” and replace it with the following new language:
“In the event of such occurrence, Station agrees that such new station(s) shall be treated as set forth in the Addendum and that Arbitron may redetermine Station’s Gross Annual Rate (in accordance with this Addendum) to reflect the use of the Services by the new radio station (it being understood that the Gross Annual Rate applicable to existing Station stations licensed hereunder prior to such occurrence will not increase).”
     33. Section 11, fourth paragraph, the following new language is added to the end of the only sentence starting with “Station further agrees that . . .”: “(such redetermined Gross Annual Rate is to reflect the use of the Services licensed by the new radio station, and the Gross Annual Rate applicable to existing Station’s radio stations licensed hereunder prior to such occurrence will not increase).”
     34. Section 13(b), line 4, insert “reasonable” before “judgment” and after “in its”.
     35. Section 15(d) is hereby deleted in its entirety.
     36. Section 15(g), line 4, delete “for any reason” and replace it with “in the event Arbitron ceases to produce such Services”.
     37. Section 15(h) is hereby deleted in its entirety.
     38. Diary Agreement Not Assignable Except as a Whole. The Diary Agreement and this Addendum may not be assigned by Station to any other party. Any attempt to assign the Diary Agreement and this Addendum will be deemed and considered null and void. Station agrees to keep the terms and conditions of the Diary Agreement and this Addendum confidential. Inasmuch as the terms of the Diary Agreement and this Addendum are not assignable and/or transferable by Station, Station expressly agrees that it will not provide the Diary Agreement and this Addendum or any information contained in this Amendment to any buyer(s) and/or potential buyer(s) of any of Station’s radio stations.
     39. Each Party hereby expressly agrees that if a Party is determined by a court of competent jurisdiction to be in breach of this Addendum and/or the Diary Agreement, then the non-breaching Party shall be entitled to all reasonable costs associated with such breach, including but not limited to attorney’s fees.

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****]
     40. Joint Preparation. This Addendum and the Diary Agreement have been jointly-prepared and negotiated by the Parties and their respective attorneys, and neither the language nor any of the provisions of the Addendum and/or the Diary Agreement shall be construed more strictly for and/or against either Party as a result of each Party’s participation in such preparation and negotiations.
     41. Breach. Station hereby expressly agrees that if it is in breach of the Diary Agreement and/or Addendum with Arbitron, and such breach is not cured within thirty (30) days after Arbitron provides notice of such breach to Jess Hanson and/or his designee at Station, then Arbitron shall be entitled to at least all legal costs associated with such breach; provided however, that a court of competent jurisdiction determines that Station was in breach of the Diary Agreement and/or Addendum.
     42. Station avers and acknowledges that this Diary Agreement, the PPM Agreement, and/or any other applicable license agreement between Station and Arbitron during the Term, including each Service, System, product, and any Data provided by Arbitron hereunder and/or thereunder, are critical, beneficial, and absolutely necessary to the continued day-to-day operations of Station and each of the Station’s affiliated radio stations. Station, on its own behalf and that of its affiliated radio stations, agrees that the charges and fees under the Agreement are necessary and beneficial expenses and, in the event of a Station or Station affiliate bankruptcy filing, would constitute administrative priority expenses.
     43. All rights not expressly granted by Arbitron in this Addendum or the Diary Agreement are hereby reserved. Station expressly agrees and warrants that it shall not reference, cite, use, publish, share, disseminate, receive, create, or employ, in any manner whatsoever (in whole or in part), any Arbitron audience estimates, information, data, reports, software, system, or any other Arbitron related product or service (in whole or in part), that it is not expressly licensed under the Diary Agreement.
     44. New Service Pricing, Licensed Radio Stations. For any of Station’s radio stations already licensed to at least the Diary Basic Services, the pricing for any additional Arbitron service that Station wishes to add for the licensed radio stations in the applicable market shall be determined using the following method:
     New services shall be priced based on an average of the current calendar term year annual rate for the equivalent service for Station’s radio stations owned, operated, and/or Managed in its next two higher-ranked subscribing diary markets to the applicable service and its next two lower-ranked subscribing markets to the applicable service.
     ALL MARKETS USED IN THE FOREGOING CALCULATION MUST BE WITHIN 10 Diary MARKET RANK POSITIONS (BASED ON THE MOST RECENT ARBITRON 12+ METRO POPULATION FIGURES). IF TWO MARKETS ARE NOT AVAILABLE EITHER UP OR DOWN, PRICING WILL BE BASED ON A [*****] REDUCTION FROM THE THEN-CURRENT ARBITRON RATE CARD PRICE.
     After calculating the new service license charges in accordance with Section 44, it will become the term year’s License Charges for the new service(s), and will then increase at the applicable rate of escalation for such radio station(s) during the Term in the following applicable years.
     45. Station hereby agrees that it shall and will be liable for any and all taxes associated with any Services provided in the Diary Agreement and hereunder, in addition to any License Charges.
     46. In the event of a miscalculation, mathematical error, incorrect reference to a section, and/or typographical error in this Addendum regarding any provision, each Party hereby agrees to correct any such error(s) to reflect the intent of the Parties. As a result, the Parties hereby agree to negotiate in

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****]
good faith to replace such provision with a legally valid and enforceable provision that reflects, as closely as possible, the original intent of the Parties as of the Effective Date.
     47. Station and any of its affiliates, divisions, and/or subsidiaries (including but not limited to Clear Channel Radio, KMG Consolidated Radio, Premiere Radio Networks, and Clear Channel Traffic), and Arbitron are also Parties to additional Arbitron license agreements (the “Other Agreements”) of even date herewith. To the fullest extent feasible, any modifications to the Diary Agreement set forth in this Addendum shall apply equally to the Other Agreements (it being understood that certain section references in the Other Agreements may be different from section references in the Diary Agreement). In particular, Sections 19-43, and Sections 44-46 of this Addendum. The Parties further agree that additional license agreements executed after the date herewith may also be added by mutual written agreement and governed under this Section 47.
     48. Evolution of New Arbitron Radio Services. If Arbitron releases a new radio only service, and/or other audio-based media content which is ancillary to Station’s radio station’s broadcast (e.g., HD channels, sub-channels, digital, internet streaming, or the like), in any Arbitron measured market during the Term, Station may, upon written request, receive a no-charge three month license to evaluate such service in up to twelve diary Markets otherwise covered by the Agreement. Notwithstanding the foregoing, the term of any such license granted hereunder will not extend beyond the first anniversary of the initial release of such service by Arbitron in any market. This Section 48 shall not apply to any new Arbitron service that is not intended exclusively for radio clients.
     49. Station’s Other Diary Radio Audio Information. Subject to Section 50 below, the licenses granted hereunder shall include the use by Station of such Services with other audio-based media content ancillary to a Station’s radio broadcast (e.g., HD Channels, Digital Sub-Channels, and Internet Streaming), provided however, that any such use is in accordance with the terms and conditions of the Diary Agreement. For the avoidance of doubt, the license grant in this Section 49 shall not apply to any syndicated national radio diary data set and/or cross-platform radio diary data set or otherwise, and does not apply to any ancillary content which is broadcast over a terrestrial signal.
     50. Station hereby expressly agrees that Arbitron reserves the sole right and discretion to introduce a new license-fee syndicated data stream which consists of a new data set that may or may not be combined with the existing diary radio Data into the diary radio markets, and to charge for such service, including but not limited to providing a service for digital, sub-channels, streaming, and/or HD radio streams, or any other license-fee based service in any of the diary radio markets. If Arbitron elects to charge for such new services pursuant to this Section 50, then Station may receive such new service for gratis only for 3 months in a maximum of 12 applicable radio diary markets; but, if Station elects not to subscribe to the new service, then Station must cease use of such new service at the expiration of the 3 months. As acknowledged in Section 49 of the Addendum, Station currently receives information regarding its digital and/or HD-encoded radio stations on a gratis basis; but, Station expressly acknowledges that Arbitron reserves the sole right and discretion to charge Station for such information at some point during the Term, if such information is enhanced, comprises additional data sets, and/or is supplemented by other data sets or information. Arbitron’s election to do the foregoing such shall not be considered a breach of this Addendum or serve as a basis for Station to reduce or terminate any of the licensed Services or terminate the Agreement. For the avoidance of doubt, for the Term of the Diary Agreement, Station shall continue to receive the digital and HD radio diary information (in substantially the same form and format) that is provided by Arbitron under Section 49 of this Addendum at the commencement of the Term of the Diary Agreement at no additional charge. However, Station shall not be obligated to license any such new products introduced under this Section 49 or 50.
     All other terms and conditions of the Diary Agreement shall remain in full force and effect.

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****]
[Signature Page Follows]

	AGREED TO:		ACCEPTED BY:

	Clear Channel Communications, Inc.		Arbitron Inc.

By:	/s/ Jess Hanson	By:	/s/ Greg Stephan
	Title: SVP, Research		Contracts Manager

	Date: 12/8/2010		Date: 12/8/10

	Clear Channel Communications, Inc.		Arbitron Inc.
	200 E. Basse Road		9705 Patuxent Woods Drive
	San Antonio, TX 78209		Columbia, MD 21046

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****]
Appendix A
     Pursuant to Section 1 of the Addendum, only the following twenty-four Existing Station markets are markets that if a New Station(s) is located in, shall Section 1 apply.
1. Albany, GA
2. Beaumont, TX
3. Bismarck, ND
4. Cedar Rapids, IA
5. Fayetteville, AR
6. Fort Smith, AR
7. Huntsville, AL
8. Kileen-Temple, TX
9. Lexington, KY
10. Macon, GA
11. Montgomery, AL
12. Poughkeepsie, NY
13. Quad Cities IA
14. Rochester, MN
15. Savannah, GA
16. Tallahassee, FL
17. Youngstown, OH
18. Sarasota, FL
19. Jackson, MS
20. Lima, OH
21. Parkersburg, W. VA
22. Sioux City, IA
23. Grand Forks, ND
24. Williamsport, PA

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****]
Appendix B
     Only the following is a list of Aloha Trust Marketed Radio Stations governed under Section 16 of the Addendum.
Aloha Trust Marketed Radio Station(s):

Albuquerque, NM	KABQ-FM

Augusta, GA	WZNY-FM

Columbus, GA	WBFA-FM

Columbus, GA	WSHE-AM

Dayton, OH	WDKF-FM

Dayton, OH	WDSJ-FM

Eau Claire, WI	WISM-FM

Frederick, MD	WFMD-AM

Frederick, MD	WFRE-FM

Ft. Pierce, FL	WCZR-FM

Ft. Pierce, FL	WSYR-FM

Huntington-Ashland, WV-KY	WLRX-FM

Huntington-Ashland, WV-KY	WIRO-AM

Huntington-Ashland, WV-KY	WZZW-AM

Lancaster, CA	KAVL-AM

Lancaster, CA	KTPI-FM

Laurel-Hattiesburg, MS	WHER-FM

Lexington-Fayette, KY	WWRW-FM

Little Rock, AR	KHLR-FM

Louisville, KY	WKRD-FM

Macon, GA	WZCH-FM

Minot, ND	KRRZ-AM

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****]

Nassau, NY	WALK-AM

Nassau, NY	WALK-FM

Panama City, FL	WPBH-FM

Roanoke-Lynchburg, VA	WSNV/WSNZ-FM

Roanoke-Lynchburg, VA	WSFF-FM

Salisbury-Ocean City, MD	WDKZ-FM

Salisbury-Ocean City, MD	WLBW-FM

San Jose, CA	KUFX-FM

Sussex, NJ	WTOC-AM

The Florida Keys, FL	WKEY-FM

The Florida Keys, FL	WKEZ-FM

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****]
Appendix C

Subscription Percentage	Applicable group discount
0% - 49.9%	[*****]
50.0% - 69.9%	[*****]
70.0% - 89.9%	[*****]
90.0% - 99.9%	[*****]
100%	[*****]
For purposes of this Appendix C, “Subscription Percentage” is calculated as the [*****] as a percentage of the [*****]. For the avoidance of doubt, a radio station can be considered to be under a full service license agreement even if it does not receive Arbitron’s Tapscan service.